EXHIBIT 11
                      MENTOR CORPORATION AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       THREE MONTHS ENDED            SIX MONTHS ENDED
                                                          SEPTEMBER 30,                SEPTEMBER 30,
                                                       1995         1994             1995        1994
PRIMARY:

PRIMARY EARNINGS                                    $  5,556     $  3,400          $ 11,040    $  7,090

AVERAGE SHARES OUTSTANDING                            26,518       22,004            25,369      21,846

NET EFFECT OF DILUTIVE STOCK OPTIONS-- BASED
ON THE TREASURY STOCK METHOD USING
AVERAGE STOCK MARKET PRICE                               853          242               746         192

TOTAL SHARES FOR PRIMARY EARNINGS                     13,259       11,002            13,103      10,923

PRIMARY EARNINGS PER SHARE                          $    .21     $    .15          $    .44    $    .32

SUPPLEMENTAL AND FULLY DILUTED:
PRIMARY EARNINGS                                    $  5,556     $  3,400          $ 11,040    $  7,090

INTEREST AND RELATED EXPENSES ON 6 3/4%
      DEBENTURES ELIMINATED                              165          279               250         558

FULLY DILUTED EARNINGS                              $   5,712    $  3,679          $ 11,290    $  7,648

AVERAGE SHARES OUTSTANDING                             26,751      25,038            26,630      24,982

NET EFFECT OF DILUTIVE STOCK OPTIONS--BASED
ON THE TREASURY STOCK METHOD USING THE
HIGHER OF ENDING AND AVERAGE STOCK MARKET PRICES          969         293               958         294

ADDITIONAL SHARES ISSUED IN ASSUMED CONVERSION
OF 6 3/4% DEBENTURES AT 16.50 PER SHARE                     -       1,466                 -       1,466

TOTAL SHARES FOR SUPPLEMENTAL/FULLY DILUTED            27,720      26,797            27,588      26,742

SUPPLEMENTAL/FULLY DILUTED EARNINGS PER SHARE       $     .21    $    .14         $     .42    $    .31

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Note: In June 1995 the Company's 6 3/4% Sub-ordinated  Convertible Debenture was converted into shares of Common stock. The Supplemental calculation is presented in lieu of the fully diluted calculation for six months ended September 30, 1995 and assumes the conversion took place at the beginning of the period. This calculation also adds interest expense for the period, net of tax, back to net income.

Note: The shares outstanding have been adjusted to reflect a two-for-one split of the Company's Common Stock in the form of a 100 percent stock dividend effective September 27, 1995.

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MENTOR CORPORATION
(Registrant)





DATE: November 13, 1995                           BY: /s/ANTHONY R. GETTE
      Anthony R. Gette
      President and
      Chief Operating Officer



DATE: November 13, 1995                           BY: /s/GARY E. MISTLIN
      Gary E. Mistlin
      Chief Financial Officer